Exhibit 10.69

July 7, 2016

Ms. Dina Kelly
4 Westminster Court
Lake in the Hills, IL 60154

Re: Employment Offer
Dear Dina:

I am pleased to offer you the full-time exempt position of National Vice President of Sales for StoneMor GP LLC (the "Company"). We are pleased with your decision to join the StoneMor team, and believe that you will make a significant contribution to the success of the business. The purpose of this letter is to set forth the details of your employment. In accordance with our discussions, set forth below are the terms and conditions of your employment:

TITLE:	National Vice President of Sales

REPORTING TO:	David Meyers, Chief Operating Officer

START DATE:	Monday, August 8, 2016

BASE SALARY:	$285,000 annually (payable weekly or pursuant to standard company payroll practice).

BONUS:	You will receive a first year bonus guarantee of $100,000 ($50,000 after 30 days of employment, $50,000 at year end payable in February 2017) if still employed.

For calendar year 2017, you will be eligible to receive an incentive bonus of 75% of Base Salary for reaching 100% of budget, 50% of Base Salary for 99% of budget, or 40% of Base Salary for 98% of budget.

EQUITY PARTICIPATION:
Annually, you will be eligible to receive long-term equity incentive awards, currently targeted at 50% of Base Salary, initially granted and based on the price at date of hire, subject to the Compensation Committee's approval. Half (50%) of this award will vest ratably over 3 years and the other half (50%) will vest based upon performance criteria for 2016 and 2017 subject to approval by the compensation committee.

VACATION:	Four weeks

BENEFITS:	You will be eligible to receive the same benefits as are provided to all Company employees. A Summary Plan Description of benefits will be provided to you separately.

OTHER BENEFITS:	You will receive a monthly auto allowance of $600 and a monthly cell phone allowance of $170.

RELOCATION:
StoneMor will cover cost for temporary housing through 2016 using our approved vendor, Polo Run in Yardley, PA. StoneMor will pay Polo Run directly. A reimbursement to cover normal buyer's closing costs as well as packing and moving expenses will be provided after submission of 3 competitive bids. A home within reasonable driving distance from the corporate office must be purchased by March 31, 2017 in order to receive the benefit.

The terms of employment as outlined in this offer letter do not constitute an employment contract and are subject to change at any time. Your employment with the Company will be at will, meaning either you or the Company may terminate your employment at any time, for any reason, with or without notice. Company agrees to provide you with salary continuation for a period of 6 months in the limited event that you or the Company terminate employment without cause after completing 12 months of employment but before completing 24 months of employment with the Company.

You agree to devote your exclusive attention to Company business, and will not render any service or engage I any activity that conflicts or interfered with the performance of your duties and obligations of employment. In addition, you will adhere to all of the Company's policies and procedures in place during the course of your employment.

This offer is contingent upon satisfactory completion of our standard pre-hire requirements, including completion of references, and a pre-employment background check. You will be required to sign a Confidentiality, Nondisclosure, and Restrictive Covenant Agreement as condition of employment. Further, this offer is conditioned on your representation that you are not subject to any confidentiality, noncompetition or other agreement that restricts your post employment activities or that may affect your ability to devote full time attention to your work for the Company.

Dina, I'm again looking forward to our partnership together and your contributions to the growth and success of StoneMor. Please feel free to contact me if you have further questions regarding this offer.

Best Regards,
By: /s/ David Meyers
David Meyers
Chief Operating Officer

Agreed and Accepted,
This      day of July, 2016

By: /s/ Dina Kelly
Dina Kelly